Exhibit 99
Bemis Company Reports Third Quarter Results

SUMMARY:

•
Third quarter adjusted diluted earnings per share were $0.75 in 2016, compared to $0.67 the prior third quarter, an increase of 11.9 percent. On a GAAP basis: $0.72 in 2016 compared to $0.64 in 2015, an increase of 12.5 percent.

•
Adjusted EBITDA increased to $160.7 million, compared to $148.4 million the prior third quarter. On a GAAP basis: Net Income was $68.6 million in the third quarter of 2016, compared to $62.5 million the prior year.

•	U.S. Packaging segment operating profit return on sales increased to 15.3 percent, compared to 14.5 percent in the prior third quarter.

•
Global Packaging segment adjusted operating profit return on sales increased to 9.8 percent, compared to 9.7 percent in the prior third quarter. On a GAAP basis: 8.6 percent compared to 9.1 percent in the prior third quarter.

•	Adjusted return on invested capital was 10.6 percent at September 30, 2016, compared to 10.3 percent at September 30, 2015. See attached reconciliation.

•
Cash flow from operations for the third quarter was $195.4 million, reflecting sequential progress, in line with the company’s expectations. Year-to-date cash flow from operations totaled $348.4 million.

•	Bemis repurchased 1.0 million shares of its common stock for $51.1 million.

•
Management updated full year adjusted EPS guidance to be in the range of $2.65 to $2.70. On a GAAP basis: $2.44 to $2.49, which primarily considers expected restructuring charges during the balance of the year.

Neenah, Wisconsin, October 27, 2016 - Bemis Company, Inc. (NYSE:BMS) today reported third quarter 2016 diluted earnings per share from continuing operations of $0.72. Excluding the effect of restructuring and acquisition-related costs detailed in the attached schedule, “Reconciliation of Non-GAAP Earnings Per Share,” adjusted diluted earnings per share from continuing operations would have been $0.75 in 2016 and $0.67 in 2015, an increase of 11.9 percent. The net impact of currency translation on earnings was nominal, as compared to the prior third quarter.

“Our key financial metrics improved this quarter,” said William F. Austen, Bemis Company's President and Chief Executive Officer.  “Adjusted EPS increased nearly 12 percent over the prior year.  We increased operating margins and delivered our highest total company EBITDA since 2014.  Cash from operations improved sequentially, in line with our plan.”  Austen continued, “We still have room for improvement.  In our U.S. business, we planned for volume growth but disappointed ourselves with flat unit volumes this quarter.  In our Global business, we continue to work on improving operational efficiencies at our expanded Oshkosh healthcare packaging facility and on executing our restructuring program in Latin America.” Austen further commented, “I remain confident in the long-term health of our business and remain committed to creating long-term shareholder value.”

BUSINESS SEGMENT RESULTS

U.S. Packaging
U.S. Packaging net sales of $657.6 million for the third quarter of 2016 represented a decrease of 4.7 percent compared to the same period of 2015. Unit volumes were approximately the same as the prior third quarter. The decrease in net sales was driven by mix of products sold and the contractual pass through of lower raw material costs.

U.S. Packaging operating profit increased to $100.8 million in the third quarter of 2016, or 15.3 percent of net sales, compared to $100.0 million, or 14.5 percent of net sales, in 2015. This margin increase primarily reflects operational improvements attributable to manufacturing efficiencies from the Company’s asset recapitalization program.

Global Packaging
Global Packaging net sales for the third quarter of 2016 of $369.6 million represent an increase of 12.6 percent compared to the same period of 2015. Currency translation reduced net sales by 6.0 percent. Acquisitions increased net sales by 9.9 percent. Excluding the impact of currency translation and acquisitions, net sales increased by 8.7 percent, reflecting increased sales price and mix. Unit volumes were approximately the same as the prior third quarter.

Global Packaging operating profit for the third quarter was $31.8 million, compared to $29.9 million for the same period in 2015. Excluding restructuring and acquisition-related costs, segment adjusted operating profit would have been $36.2 million, or 9.8 percent of net sales, which compares to 9.7 percent of net sales in 2015. (See attached schedule: “Reconciliation of Non-GAAP Operating Profit.”) The net impact of currency translation on operating profit was nominal, as compared to the prior third quarter. Operating profit during the quarter reflects the impact of positive sales price and mix, partially offset by continued operational inefficiencies at one of the Company's healthcare packaging facilities.

CASH FLOW AND CAPITAL STRUCTURE

Cash flow from operations for the nine months ended September 30, 2016 was $348.4 million, compared to $412.0 million in the prior year. Prior year cash flow reflects the initial benefits of programs implemented to drive improvements in working capital.

Total company net debt to adjusted EBITDA was 2.4 times at September 30, 2016. Net debt is defined as total debt less cash, and adjusted EBITDA is defined as the last twelve months total company adjusted operating income plus depreciation and amortization.

On September 15, 2016, the Company issued $300 million of notes due in 2026 with a fixed interest rate of 3.1%, the proceeds of which were used to repay outstanding commercial paper and for general corporate purposes.

Capital expenditures totaled $129.0 million for the nine months ended September 30, 2016, reflecting continued investment in new capacity to support growth initiatives and productivity improvements.

During the third quarter, Bemis repurchased 1.0 million shares, for $51.1 million. At September 30, 2016, the remaining Board authorization for the repurchase of Bemis common stock was 21.4 million shares.

OUTLOOK

Management updated full year 2016 adjusted earnings per share to be in the range of $2.65 to $2.70. This guidance range reflects management’s updated expectations of sales volumes in its U.S. Packaging business.

Management continues to expect cash from operations to be in the range of $425 to $465 million and capital expenditures to be approximately $200 million for the full year 2016.

PRESENTATION OF NON-GAAP INFORMATION

This press release refers to non-GAAP financial measures: adjusted operating profit, adjusted operating profit as a percentage of net sales, adjusted EBITDA, net debt to adjusted EBITDA, adjusted return on invested capital and adjusted diluted earnings per share.  These non-GAAP financial measures adjust for factors that are unusual or unpredictable.  These measures exclude the impact of certain amounts related to restructuring, including employee-related costs, equipment relocation costs, accelerated depreciation and the write-down of equipment.  These measures also exclude gains or losses on sales of significant property and divestitures, certain litigation matters, and certain acquisition-related expenses, including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog and changes in the fair value of deferred acquisition payments.  This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP).  Management of the Company uses the non-GAAP measures to evaluate operating performance and believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the Company.

FORWARD-LOOKING STATEMENTS

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking,” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such content is subject to certain risks and uncertainties, including but not limited to general and global economic conditions caused by inflation, interest rates, consumer confidence, rates of unemployment and foreign currency exchange rates; investment performance of assets in our pension plans; competitive conditions within our markets, including the acceptance of our new and existing products; potential loss of business or increased costs due to customer or vendor consolidation; customer contract bidding activity; threats or challenges to our patented or proprietary technologies; raw materials: cost availability, and terms (particularly for polymer resins and adhesives); price changes for raw materials and our ability to pass these price changes to our customers or otherwise manage commodity price fluctuation risks; unexpected energy surcharges; broad changes in customer order patterns; a failure in our information technology infrastructure or applications; changes in governmental regulation, especially in the areas of environmental, health and safety matters, fiscal incentives and foreign investment; unexpected outcomes in our current and future administrative and litigation proceedings; unexpected outcomes in our current and future tax proceedings; changes in domestic and international tax laws; costs associated with the pursuit of business combinations or divestitures; unexpected costs associated with the integration of acquired businesses; unexpected costs and timing related to transition of production; changes in our labor relations; and the impact of changes in the world political environment including threatened or actual armed conflict.   Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors, which are detailed in the Company's regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2015.

INVESTOR CONFERENCE CALL

Bemis Company, Inc. will webcast an investor telephone conference regarding its third quarter 2016 financial results this morning at 12 p.m., Eastern Time. Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.” Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

ABOUT BEMIS COMPANY, INC.

Bemis Company, Inc. (“Bemis” or the “Company”) is a major supplier of flexible packaging used by leading food, consumer products, healthcare, and other companies worldwide. Founded in 1858, Bemis reported 2015 net sales from continuing operations of $4.1 billion. Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. Headquartered in Neenah, Wisconsin, Bemis employs approximately 18,000 individuals worldwide. More information about Bemis is available at our website, www.bemis.com.

For additional information please contact:

Erin M. Winters
Director of Investor Relations
(920) 527-5288
Bemis Company Inc.
One Neenah Center
P.O. Box 669
Neenah, Wisconsin 54957-0669

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net sales	$1,027.2	$1,018.3	$3,016.4	$3,088.7
Cost of products sold	802.4	796.5	2,365.8	2,428.2
Gross profit	224.8	221.8	650.6	660.5

Operating expenses:
Selling, general and administrative expenses	95.8	101.8	295.6	312.1
Research and development	11.6	11.0	34.7	33.8
Restructuring and acquisition-related costs	4.4	4.6	24.8	9.9
Other operating income	(3.2)	(1.4)	(9.1)	(7.7)

Operating income	116.2	105.8	304.6	312.4

Interest expense	15.1	12.6	44.5	38.5
Other non-operating income	(0.6)	(0.8)	(1.1)	(4.8)

Income from continuing operations before income taxes	101.7	94.0	261.2	278.7

Provision for income taxes	33.1	31.5	85.5	93.6

Income from continuing operations	68.6	62.5	175.7	185.1

Loss from discontinued operations	—	—	—	(2.6)

Net income	$68.6	$62.5	$175.7	$182.5

Basic earnings per share:
Income from continuing operations	$0.73	$0.65	$1.86	$1.91
Loss from discontinued operations	—	—	—	(0.03)
Net income	$0.73	$0.65	$1.86	$1.88

Diluted earnings per share:
Income from continuing operations	$0.72	$0.64	$1.84	$1.89
Loss from discontinued operations	—	—	—	(0.03)
Net income	$0.72	$0.64	$1.84	$1.86

Cash dividends paid per share	$0.29	$0.28	$0.87	$0.84

Weighted average shares outstanding (including participating securities):
Basic	94.3	96.4	94.6	97.0
Diluted	95.0	97.7	95.5	98.2

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	September 30, 2016	December 31, 2015
ASSETS

Cash and cash equivalents	$79.1	$59.2
Trade receivables	474.7	451.3
Inventories	568.6	525.9
Prepaid expenses and other current assets	76.6	82.6
Total current assets	1,199.0	1,119.0

Property and equipment, net	1,268.9	1,206.3

Goodwill	1,037.2	949.5
Other intangible assets, net	161.6	149.8
Deferred charges and other assets	86.4	65.2
Total other long-term assets	1,285.2	1,164.5

TOTAL ASSETS	$3,753.1	$3,489.8

LIABILITIES

Current portion of long-term debt	$1.5	$5.8
Short-term borrowings	15.9	29.6
Accounts payable	422.6	334.8
Employee-related liabilities	77.3	93.3
Accrued income and other taxes	41.5	35.2
Other current liabilities	66.1	90.4
Total current liabilities	624.9	589.1

Long-term debt, less current portion	1,485.9	1,353.9
Deferred taxes	198.6	172.4
Other liabilities and deferred credits	160.7	167.0

TOTAL LIABILITIES	2,470.1	2,282.4

EQUITY

Common stock issued (128.8 and 128.2 shares, respectively)	12.9	12.8
Capital in excess of par value	576.8	573.2
Retained earnings	2,308.5	2,216.0
Accumulated other comprehensive loss	(435.1)	(509.9)
Common stock held in treasury (35.1 and 33.1 shares at cost, respectively)	(1,180.1)	(1,084.7)

TOTAL EQUITY	1,283.0	1,207.4

TOTAL LIABILITIES AND EQUITY	$3,753.1	$3,489.8

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities
Net income	$175.7	$182.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	121.4	118.1
Excess tax benefit from share-based payment arrangements	(4.4)	(0.3)
Share-based compensation	13.9	13.7
Deferred income taxes	17.0	(5.0)
Income of unconsolidated affiliated company	(1.7)	(1.5)
Non-cash impairment charge of discontinued operations	—	3.2
Loss (gain) on sale of property and equipment	1.7	(3.0)
Changes in working capital, excluding effect of acquisitions, divestitures and currency	15.4	94.6
Changes in other assets and liabilities	9.4	9.7

Net cash provided by operating activities	348.4	412.0

Cash flows from investing activities
Additions to property and equipment	(129.0)	(147.9)
Business acquisitions and adjustments, net of cash acquired	(114.5)	—
Proceeds from sale of property and equipment	7.3	9.4
Proceeds from divestitures	—	13.6

Net cash used in investing activities	(236.2)	(124.9)

Cash flows from financing activities
Proceeds from issuance of long-term debt	297.1	2.0
Repayment of long-term debt	(23.9)	—
Net repayment of commercial paper	(165.8)	(31.8)
Net repayment of short-term debt	(8.1)	(20.0)
Cash dividends paid to shareholders	(86.9)	(82.2)
Common stock purchased for the treasury	(95.4)	(104.3)
Deferred payments for business acquisitions	—	(4.3)
Excess tax benefit from share-based payment arrangements	4.4	0.3
Stock incentive programs and related tax withholdings	(14.6)	(2.7)

Net cash used in financing activities	(93.2)	(243.0)

Effect of exchange rates on cash and cash equivalents	0.9	(12.6)

Net increase in cash and cash equivalents	19.9	31.5

Cash and cash equivalents balance at beginning of year	59.2	47.1

Cash and cash equivalents balance at end of period	$79.1	$78.6

BEMIS COMPANY, INC. AND SUBSIDIARIES
OPERATING PROFIT AND PRETAX PROFIT
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
U.S. Packaging operating profit	$100.8	$100.0	$306.0	$298.3

Global Packaging:
Operating profit before restructuring and acquisition-related costs	36.2	31.8	80.6	88.4
Restructuring and acquisition-related costs	(4.4)	(1.9)	(24.6)	(7.2)
Operating profit	31.8	29.9	56.0	81.2

General corporate expenses	(16.4)	(24.1)	(57.4)	(67.1)

Operating income	116.2	105.8	304.6	312.4

Interest expense	15.1	12.6	44.5	38.5

Other non-operating income	(0.6)	(0.8)	(1.1)	(4.8)

Income from continuing operations before income taxes	$101.7	$94.0	$261.2	$278.7

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP OPERATING PROFIT
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
U.S. Packaging
Net sales	$657.6	$690.2	$1,989.1	$2,091.9

Operating profit as reported	$100.8	$100.0	$306.0	$298.3

Operating profit return on sales
As reported	15.3%	14.5%	15.4%	14.3%

Global Packaging
Net sales	$369.6	$328.1	$1,027.3	$996.8

Operating profit as reported	$31.8	$29.9	$56.0	$81.2

Non-GAAP adjustments:
Restructuring costs (1)	4.3	1.4	17.6	6.7
Acquisition-related costs (2)	0.1	0.5	7.0	0.5

Operating profit as adjusted	$36.2	$31.8	$80.6	$88.4

Operating profit return on sales
As reported	8.6%	9.1%	5.5%	8.1%
As adjusted	9.8%	9.7%	7.8%	8.9%

(1)
In 2016, includes costs primarily related to plant closures in Latin America. In 2015, includes costs related to the plant closure in Philadelphia, Pennsylvania (a healthcare packaging manufacturing facility).

(2)	Acquisition-related costs are comprised of acquisition costs associated with the Emplal Participações S.A. and SteriPack acquisitions.

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS PER SHARE
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Continuing Operations
Diluted earnings per share, as reported	$0.72	$0.64	$1.84	$1.89

Non-GAAP adjustments per share, net of taxes:
Restructuring costs (1)	0.03	0.01	0.12	0.04
Acquisition-related costs (2)	—	0.02	0.06	0.02

Diluted earnings per share, as adjusted	$0.75	$0.67	$2.02	$1.95

(1)
In 2016, includes costs primarily related to plant closures in Latin America. In 2015, includes costs related to the plant closure in Philadelphia, Pennsylvania (a healthcare packaging manufacturing facility).

(2)
Acquisition-related costs are comprised primarily of acquisition costs associated with the Emplal Participações S. A. and SteriPack acquisitions and were recorded both in operating income and interest expense (reflecting fees to extinguish portions of the Emplal seller's debt).

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP RETURN ON INVESTED CAPITAL AND EBITDA
(in millions)
(unaudited)

	Quarter Ended				12 months ended September 30, 2016
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Net income	$68.6	$50.9	$56.2	$56.8	$232.5
Income taxes	33.1	24.7	27.7	28.4	113.9
Interest expense	15.1	14.0	15.4	13.2	57.7
Other non-operating (income) expense	(0.6)	(0.6)	0.1	(1.2)	(2.3)
Earnings before interest and taxes (EBIT)	116.2	89.0	99.4	97.2	401.8
Restructuring and acquisition-related costs	4.4	19.6	0.8	2.2	27.0
Adjusted EBIT (a)	120.6	108.6	100.2	99.4	428.8
Depreciation and amortization	40.1	40.5	40.8	40.0	161.4
Adjusted EBITDA	$160.7	$149.1	$141.0	$139.4	$590.2

Average Invested Capital[1] (b)					2,627.6
Assumed tax rate[2] (c)					35.0%
Adjusted ROIC (a * (1 - c) / b)					10.6%

	Quarter Ended				12 months ended September 30, 2015
	September 30, 2015	June 30, 2015	March 31, 2015[3]	December 31, 2014[3]
Net income	$62.5	$65.6	$54.4	$59.1	$241.6
Income taxes	31.5	33.0	28.0	30.4	122.9
Interest expense	12.6	12.8	13.1	12.9	51.4
Other non-operating income	(0.8)	(2.2)	(1.8)	(1.2)	(6.0)
Earnings before interest and taxes (EBIT)	105.8	109.2	93.7	101.2	$409.9
Restructuring and acquisition-related costs	4.6	0.3	5.0	—	9.9
Discontinued operations impairment and plant closure	—	—	3.7	—	3.7
Adjusted EBIT (a)	110.4	109.5	102.4	101.2	423.5
Depreciation and amortization	38.0	40.4	39.7	41.6	159.7
Adjusted EBITDA	$148.4	$149.9	$142.1	$142.8	$583.2

Average Invested Capital[1] (b)					2,679.4
Assumed tax rate[2] (c)					35.0%
Adjusted ROIC (a * (1 - c) / b)					10.3%

1 - Average invested capital includes all equity and debt amounts, less cash, calculated on a five-quarter average.
2 - Tax rate assumed to be the U.S. federal statutory rate.
3 - Includes amounts related to both continuing and discontinued operations.